Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2018 RESULTS

COLUMBUS, Ohio - November 8, 2018 - Core Molding Technologies, Inc. (NYSE American: CMT) ( “Core” or the “Company”) today announced results for the third quarter ended September 30, 2018.

Strong sales growth continued in the third quarter and the first nine months of 2018, led by the first quarter 2018 acquisition of Horizon Plastics International, Inc. (“Horizon Plastics”) and by increased demand from North American heavy-duty truck customers. Net sales increased $26.2 million or 68% and $73.7 million or 60% for the third quarter and first nine months of 2018 compared to the same periods last year. Excluding Horizon Plastics’ sales of $14.8 million and $47.5 million for the three and nine months ended September 30, 2018, respectively, net sales increased 30% and 21% for the third quarter and first nine months of 2018 versus the same periods of 2017.

The Company’s net income declined to a net loss of $1.8 million and $0.8 million for the third quarter and year-to-date 2018 compared to net income of $0.9 million and $4.7 million for the third quarter and year-to-date 2017. “Operational challenges we faced in the first part of the year continued to impact our financial performance during the third quarter,” said David Duvall, newly appointed President and Chief Executive Officer. “Our highest priority is to quickly achieve operational stability to improve our financial results,” Duvall continued.

Third Quarter 2018 Compared to Third Quarter 2017:

•	Net sales were $64.7 million compared to $38.5 million.

•	Product sales were $62.3 million compared to $37.6 million.

•	Gross margin was 7.5% compared to 14.9%.

•	Selling, general and administrative expenses were $6.3 million compared to $4.4 million.

•	Operating loss was $1.5 million compared to operating income of $1.4 million.

•	Net loss was $1.8 million, or $0.23 per diluted share, compared with net income of $.9 million, or $0.11 per diluted share.

First Nine Months of 2018 Compared to First Nine Months of 2017:

•	Net sales were $196.3 million compared to $122.6 million.

•	Product sales were $187.2 million compared to $110.7 million.

•	Gross margin was 10.5% compared to 16.0%.

•	Selling, general and administrative expenses were $19.6 million compared to $12.5 million.

•	Operating income was $1.1 million compared to $7.1 million.

•	Net loss was $.8 million, or $0.11 per diluted share, compared with net income of $4.7 million, or $0.61 per diluted share.

Third quarter and year-to-date 2018 gross margin was negatively affected by operational inefficiencies and higher costs. “The Company implemented several changes during the quarter to improve operational and financial performance, but the results of those changes are not fully reflected in the financial results for the third quarter,” said John Zimmer, Chief Financial Officer. “We expect the addition of our new Chief Executive Officer, David Duvall, and our new Vice President of Operations, Eric Palomaki, to accelerate the speed of change and to stabilize the Company’s operations,” Zimmer concluded.

Exhibit 99.1

Selling, general and administrative expenses increased in the third quarter and first nine months of 2018, compared to the same periods of 2017, primarily due to the Horizon Plastics acquisition and higher labor and professional fees. As a result of the Horizon Plastics acquisition, the Company incurred ongoing operating costs of the new entity along with amortization costs for acquired intangible assets. The Company also incurred one-time acquisition transaction costs in January 2018 of $1.3 million.

The one-time acquisition transaction costs negatively impacted net income by $0.9 million ($1.3 million pre-tax), or $0.12 per share for the first nine months of 2018. Excluding the one-time costs, the Company’s net income for the first nine months of 2018 would have been $0.1 million or $0.01 per diluted share. The Horizon Plastics acquisition, excluding one-time transaction costs, contributed earnings of $0.29 per basic and diluted share for the first nine months of 2018.

Financial Position at September 30, 2018:

•	Total assets of $192.1 million.

•	Total debt of $41.8 million.

•	Stockholders’ equity of $102.8 million.

The Company’s debt to equity ratio is 41%. The Company’s debt obligations contain covenant provisions related to leverage and fixed charge coverage. As of September 30, 2018, the Company was in compliance with its debt covenants, however, due to the lower earnings in the first nine months of 2018, the margin by which the Company exceeds its covenant limits has declined. Continued lower earnings will put debt covenant compliance at risk in the future.

Outlook
Duvall stated, “We expect sales levels to remain strong the remainder of 2018 and into 2019 due to strong forecasts for truck production from the North American heavy-duty truck market and continued sales increases due to the acquisition of Horizon Plastics. Industry analysts are projecting 2018 heavy-duty truck production levels to be approximately 317,000 units, with even higher volumes going into the first part of 2019.”

Duvall continued, “In the short time I have been with Core I have met with some of our major customers, visited several production facilities and became acquainted with many of the great employees we have at Core. The challenges Core has faced over the last year are not new to me and I look forward to solving these challenges as a team.” Palomaki stated, “In just a few short weeks teams at all plants have already demonstrated an eagerness to apply lean manufacturing techniques throughout the operations to drive improvements. We have already seen key operational metrics begin to improve thanks to the renewed engagement of our people.”

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of thermoset and thermoplastic products. The Company produces high quality molded products, assemblies and SMC materials for varied markets, including medium and heavy-duty trucks, automotive, marine, home improvement, water management, agriculture, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds (BMC), resin transfer molding (RTM), liquid molding of dicyclopentadiene (DCPD), spray-up and hand-lay-up, glass mat thermoplastics (GMT), direct long-fiber thermoplastics (D-LFT) and structural foam and web injection molding. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which

Exhibit 99.1

are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the recent acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2017 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com
(See Accompanying Tables)

Exhibit 99.1

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales:
Products	$62,305	$37,593	$187,243	$110,723
Tooling	2,371	901	9,081	11,885
Total net sales	64,676	38,494	196,324	122,608

Total cost of sales	59,814	32,742	175,679	103,037

Gross margin	4,862	5,752	20,645	19,571

Total selling, general and administrative expense	6,349	4,358	19,587	12,450

Operating Income (Loss)	(1,487)	1,394	1,058	7,121

Other income and expense
Interest expense	632	62	1,705	191
Net periodic post-retirement benefit cost	(12)	(12)	(36)	(36)
Total other income and expense	620	50	1,669	155

Income (Loss) before income taxes	(2,107)	1,344	(611)	6,966

Income tax expense (benefit)	(304)	489	228	2,262

Net income (loss)	$(1,803)	$855	$(839)	$4,704

Net income (loss) per common share:
Basic	$(0.23)	$0.11	$(0.11)	$0.61
Diluted	$(0.23)	$0.11	$(0.11)	$0.61
Weighted average shares outstanding:
Basic	7,804	7,711	7,758	7,683
Diluted	7,804	7,757	7,758	7,739

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 9/30/2018 (Unaudited)	As of 12/31/2017
Assets:
Cash	$—	$26,780
Accounts Receivable, net	38,666	19,846
Inventories, net	22,648	13,459
Other Current Assets	8,123	4,870
Property, Plant and Equipment, net	80,822	68,631
Goodwill	22,957	2,403
Intangibles, net	16,666	513
Other Long-term Assets	2,184	2,076
Total Assets	$192,066	$138,578

Liabilities and Stockholders' Equity
Revolving Line of Credit	$—	$—
Current Portion of Long-term Debt	3,230	3,000
Accounts Payable	29,066	13,850
Compensation and Related Benefits	5,071	3,524
Accrued Liabilities and Other	4,940	4,212
Long-Term Debt	38,591	3,750
Deferred Tax Liability	395	395
Post Retirement Benefits Liability	7,924	7,954
Stockholders' Equity	102,849	101,893
Total Liabilities and Stockholders' Equity	$192,066	$138,578